                                                FILED PURSUANT TO RULE 424(B)(3)
                                                      REGISTRATION NO. 333-45443

                              PROSPECTUS SUPPLEMENT
                              DATED APRIL 28, 1999
                     TO THE PROSPECTUS DATED APRIL 10, 1998

                        ALTERNATIVE LIVING SERVICES, INC.

       Alternative Living Services, Inc. (the "Company") has prepared this Prospectus Supplement to update certain information included in the Company's Prospectus dated April 10, 1998 relating to the Company's $35,000,000 aggregate principal amount of 6.75% Convertible Subordinated Debentures due 2006 (the "Debentures") issued in a private placement on May 17, 1996 and the 1,717,217 shares of common stock, $.01 par value, of the Company that are issuable upon conversion of the Debentures, subject to adjustment under certain circumstances.

       The table set forth in the Prospectus under the caption "SELLING SECURITYHOLDERS" is hereby supplemented as follows:


                                                                                  PRINCIPAL    PRINCIPAL
                                                                                   AMOUNT       AMOUNT
                                                                                     OF            OF
                                                                                  DEBENTURES   DEBENTURES     PERCENT OF
                                                                                 BENEFICIALLY  THAT MAY BE    OUTSTANDING
NAME                                                                                OWNED          SOLD       DEBENTURES
----                                                                             ------------  -----------    -----------
Morgan Guaranty Trust Company of New York
  As Trustee of the Commingled Pension Trust Fund
  (Multi-Market Special Investment Fund II)
  of Morgan Guaranty Trust Company of New York ...............................      $675,000      $675,000        1.9%

Morgan Guaranty Trust Company of New York
  As Trustee of the Commingled Pension Trust Fund
  (Multi-Market Special Investment Fund I)
  of Morgan Guaranty Trust Company of New York ...............................      $599,000      $599,000        1.7%

Jefferies & Company...........................................................      $500,000      $500,000        1.4%

Morgan Guaranty Trust Company of New York
  As Investment Manager and Agent for The Alfred P. Sloan Foundation
  (Multi-Market Account) .....................................................      $113,000      $113,000          *

Morgan Guaranty Trust Company of New York
  Trustee of the Multi-Market Special
  Investment Trust Fund of Morgan Guaranty
  Trust Company of New York ..................................................      $113,000      $113,000          *



*Less than 1%